Exhibit 99.1

                      LTX Corporation Lowers Guidance for
                             Second Fiscal Quarter

    WESTWOOD, Mass.--(BUSINESS WIRE)--Feb. 2, 2005--LTX Corporation (Nasdaq: LTXX), a leading supplier of semiconductor test solutions, today announced that it is lowering its guidance for revenues and earnings for the Company's second fiscal quarter ended January 31, 2005 due to continued weak, industry-wide semiconductor capital equipment conditions.
    The Company now expects revenues to be approximately $26 million, down approximately 16% from the previous guidance. Accordingly, the loss per share is expected to be ($0.31) to ($0.33), down from ($0.26) to ($0.28) in our previous guidance. This guidance does not include any provisions for one-time charges.
    "Overall industry conditions remained weak through the end of January leading to LTX's revenue shortfall. In spite of that, capitalizing on Fusion's competitive strengths, we continued to win new customers during the quarter," commented Roger W. Blethen, chairman and chief executive officer. "Our flexible business model enabled us to quickly adjust to business conditions in the first half of LTX's fiscal year. However, to better position the Company for the current environment and industry outlook, we will take the necessary steps during our fiscal third quarter to improve operating leverage and reduce breakeven."
    The Company will announce its results for the second fiscal quarter on Wednesday, February 16, 2005. A conference call will be held on that day at 4:30PM EST and will be simulcast via the LTX web site (www.ltx.com).

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this press release may be forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the risk of fluctuations in sales and operating results, risk related to the timely development of new products, options and software applications, as well as the other factors described under "Business Risks" in LTX's Form 10-K for the fiscal quarter ended July 31, 2004 and Form 10-Q for the fiscal quarter ended October 31, 2004 filed with the Securities and Exchange Commission.

    LTX Corporation (Nasdaq: LTXX) is a leading supplier of test solutions for the global semiconductor industry. Fusion, LTX's patented, scalable, single-platform test system, uses innovative technology to provide high-performance, cost-effective testing of system-on-a-chip, mixed signal, RF, digital and analog integrated circuits. Fusion addresses semiconductor manufacturers' economic and performance requirements today, while enabling their technology roadmap of tomorrow. LTX's web site is www.ltx.com.

    LTX and Fusion are registered trademarks of LTX Corporation

    CONTACT: LTX Corporation
             Mark J. Gallenberger, 781-467-5417
             mark_gallenberger@ltx.com
             www.ltx.com